Exhibit 99

Freeport-McMoRan Copper & Gold Inc. Updates

Activities at its Grasberg Mining Operations

NEW ORLEANS, LA, November 26, 2003 – Freeport-McMoRan Copper & Gold Inc. announced today that its mining affiliate, PT Freeport Indonesia (PT-FI), has completed recovery efforts related to the previously reported October 9, 2003 pit wall slippage at its Grasberg mining operations in Papua, Indonesia. Eight victims perished in the incident.  All material involved in the affected mining areas has been removed.  PT-FI has submitted documentation to the Department of Energy and Mineral Resources (DEMR) and plans to resume normal operations on receipt of governmental approval expected imminently.  PT-FI is on track to achieve its previously reported estimated 2003 adjusted annual sales of 1.33 billion pounds of copper and 2.45 million ounces of gold.

In an event unrelated to the pit wall slippage, on November 22, 2003, regrettably two workers were asphyxiated in an underground tunnel conveying ore from the Grasberg mine to mill facilities.  A number of other workers reported symptoms.  None were injured seriously and all have been released from the company’s medical facilities.

The incident occurred when ore from the Grasberg surface mine containing previously unencountered concentrations of elemental sulphur released fumes in the tunnel.  The sulphur was located in a four-by-five meter area, in a low grade section in the outer margins of the Grasberg open pit that normally would have been mined as waste.  The event did not involve PT-FI’s DOZ underground mine.  After completion of assessments by PT-FI and the DEMR inspectors, PT-FI has resumed operations in conjunction with taking appropriate preventive actions designed to ensure similar events do not occur in the future.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated sales volumes, projected unit production costs, projected capital expenditures, projected operating cash flows, projected debt and cash levels, the impact of copper and gold price changes, and the impact of the recent slippage in the Grasberg open pit on operations.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.